Exhibit 10.3

DELPHI AUTOMOTIVE PLC

You have been granted a Restricted Stock Unit (“RSU”) award (this “Award”) on the following terms and subject to the provisions of Attachments A, B and C and the Delphi Automotive PLC Long Term Incentive Plan (the “Plan”). Unless defined in this Award agreement (including Attachments A,B and C, the “Agreement”) or in Attachment D, capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail. Receipt of any Award under this Agreement is conditioned on execution of the Confidentiality and Noninterference Agreement included as Attachment D.

Participant	Rodney O’Neal
Number of Shares Underlying Award
[•] Shares (the “Target RSU Shares”), which are comprised of:
(i) [•] Target RSU Shares that vest based on time (the “Time-Based RSU Shares”)
(ii) [•] Target RSU Shares that vest based on performance (the “Performance-Based RSU Shares”)

Grant Date	[•]

Vesting Schedule (subject to Sections 3 and 4 of Attachment A)
Time-Based RSU Shares	Performance-Based RSU Shares
One-third of the Time-Based RSU Shares will first vest on each of the first three anniversaries of the Grant Date (each, a “Time-Based Vesting Date”), as follows:
The “Performance Period” will be from [•] to [•].

On the last day of the Performance Period (the “Performance-Based Vesting Date”), 0% to 200% of the Performance-Based RSU Shares will vest (any vested Performance-Based RSU Shares, the “Earned Performance-Based RSU Shares”) based on the performance of certain metrics during the Performance Period in accordance with the formula set forth on Attachment B. Shares will be delivered as soon as practicable once the performance results are certified and approved by the Compensation and Human Resources Committee and in no event later than [•].

[•] [•] [•]

1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

DELPHI AUTOMOTIVE PLC
By:
	Name:	David M. Sherbin
	Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

PARTICIPANT

Name:	Rodney O’Neal

2

Attachment A

RSU Award Agreement
Terms and Conditions

Section 1.Grant of Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth in the Chief Executive Officer Incentive Compensation Awards Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this RSU Award Agreement (the “Agreement”).

Section 2.Vesting.

(a)Time-Based RSU Shares. Subject to Sections 3 and 4, one-third of the Time-Based RSU Shares shall vest on each of the Time-Based Vesting Dates.

(b)Performance-Based RSU Shares. Subject to Sections 3 and 4, the Performance-Based RSU Shares shall vest on the Performance-Based Vesting Date, and the number of Earned Performance-Based RSU Shares shall be determined based on the performance of certain metrics during the Performance Period (as determined by the Committee) in accordance with the formula set forth on Attachment B.

Section 3.Termination of Service.

(a)    Time-Based RSU Shares. Subject to Section 4:

(i)    Death; Disability; Termination Without Cause; Termination for Good Reason; Retirement. If the Participant experiences a Termination of Service after the first Time-Based Vesting date and prior to the final Time-Based Vesting Date (A) due to the Participant’s death, (B) due to the Participant’s Disability, (C) by the Company without Cause, (D) by the Participant for Good Reason, or (E) due to the Participant’s voluntary termination following attainment of age 55 with at least ten years of service with the Company or its predecessors, all of the unvested Time-Based RSU Shares shall vest on the Time-Based Vesting Date or Dates following such termination as if the Participant’s employment continued through such dates.

(ii)    Any Other Termination of Service. In the event of the Participant’s Termination of Service (A) prior to the first Time-Based Vesting Date for any reason, or (B) on or after the first Time-Based Vesting Date but prior to the final Time-Based Vesting Date for any reason other than as described in clause (a)(i)(A) through (E) above, any unvested

Time-Based RSU Shares shall be forfeited without any payment to the Participant.

(b)    Performance-Based RSU Shares.

(i)        Death; Disability; Termination Without Cause; Termination for Good Reason; Retirement. If the Participant experiences a Termination of Service after the first anniversary of the Grant Date but prior to the Performance-Based Vesting Date (A) due to the Participant’s death, (B) due to the Participant’s Disability, (C) by the Company without Cause, (D) by the Participant for Good Reason or (E) due to the Participant’s voluntary termination following attainment of age 55 with at least ten years of service with the Company or its predecessors, the number of Earned Performance-Based RSU Shares shall be determined in accordance with Section 2(b) above as if the Participant’s employment continued through the Performance-Based Vesting Date.

(ii)        Any Other Termination of Service. In the event of the Participant’s Termination of Service (A) prior to the first anniversary of the Grant Date for any reason, or (B) on or after the first anniversary of the Grant Date but prior to the Performance-Based Vesting Date for any reason other than as described in clause (b)(i) above, the Participant shall forfeit the Performance-Based RSU Shares in full without any payment to the Participant.

Section 4.Change in Control.

(a)    Conditional Vesting. Upon a Change in Control prior to the final Time-Based Vesting Date or the Performance-Based Vesting Date, except to the extent that another Award meeting the requirements of Section 4(b) (a “Replacement Award”) is provided to the Participant to replace this Award (the “Replaced Award”):

(i)    Any unvested Time-Based RSU Shares shall vest in full and be delivered to the Participant on the effective date of such Change in Control; and

(ii)    A number of Earned Performance-Based RSU Shares equal to the greater of (A) the number of Earned Performance-Based RSU Shares that would vest if the effective date of the Change in Control were deemed to be the Performance-Based Vesting Date, or (B) 100% of the Performance-Based RSU Shares granted, shall vest and be delivered to the Participant on the effective date of such Change in Control. For purposes of clause (a)(ii)(A), the determination of performance shall be made by the

Committee, as constituted immediately before the Change in Control, in its sole discretion.

(b)    Replacement Awards. An Award shall meet the conditions of this Section 4(b) (and thereby qualify as a Replacement Award) if the following conditions are met:

(i)    The Award has a value at least equal to the value of the Replaced Award;

(ii)    The Award relates to publicly-traded equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(iii)    The other terms and conditions of the Award are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 4(c)).

Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)    Termination of Service following a Change in Control. If the Participant experiences a Termination of Service for any reason following the Change in Control, in connection with or during a period of 2 years after the Change in Control, any Replacement Award that replaces this Award, to the extent not vested as of such Termination of Service, shall vest in full and all previously undelivered Time-Based RSU Shares and Performance-Based RSU Shares shall be delivered to the Participant as soon as practicable and within 30 days following such termination. The total number of Performance-Based RSU Shares delivered to the Participant pursuant to this Section 4(c) shall equal (i) the greater of (A) the number of Earned Performance-Based RSU Shares that would vest if the effective date of the Change in Control were deemed to be the Performance-Based Vesting Date, or (B) 100% of the Performance-Based RSU Shares granted under this Award, minus (ii) the number of Performance-Based RSU Shares, if any, that were previously delivered to the Participant. For purposes of clause (c)(i)(A), the determination of performance shall be the same determination made by the Committee, as constituted immediately before the Change in Control, for purposes of vesting of RSU awards held by non-officer executives of the Company whose awards (A) were granted in respect of the same Performance Period as defined in this Agreement, (B) were determined using the same performance metrics described in Attachment B to this Agreement and (C) vested on the effective date of such Change in Control.

Section 5.Delivery of Shares. Subject to Section 4:

(a)    Time-Based RSU Shares. As soon as practicable and within 30 days following each Time-Based Vesting Date, the Company shall deliver to the Participant the portion of the Time-Based RSU Shares that vests on such Time-Based Vesting Date.

(b)    Performance-Based RSU Shares. The Company shall deliver any Earned Performance-Based RSU Shares to the Participant as soon as practicable following the Performance-Based Vesting Date but in no event later than March 15, 2016.

Section 6.Dividend Equivalents. If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the vested Time-Based RSU Shares or the Earned Performance-Based RSU Shares (together, the “Earned RSU Shares”) are delivered to the Participant, the Participant shall be eligible to receive an amount equal to the amount of the dividend that the Participant would have received had the Earned RSU Shares been delivered to the Participant as of the time at which such dividend is paid, which amount shall be calculated and reinvested in Shares as of the time at which such dividend is paid. No such amount shall be payable with respect to any portion of the Award that is forfeited pursuant to Section 3. Such amount shall be paid to the Participant on the date on which the Earned RSU Shares are delivered to the Participant and shall be paid in Shares; provided that the Committee retains the discretion to pay such amount in cash rather than Shares in the event that an insufficient number of Shares are authorized and available for issuance under the Plan. Any Shares that the Participant is eligible to receive pursuant to this Section 6 are referred to herein as “Dividend Shares.”

Section 7.Additional Terms and Conditions.

(a)    Issuance of Shares. Upon delivery of the Earned RSU Shares and, if applicable, any Dividend Shares, such Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that such Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a share certificate or certificates. Any such fractional Shares shall be rounded using conventional rounding methods.

(b)    Voting Rights. The Participant shall not have voting rights with respect to the Target RSU Shares, the Earned RSU Shares or, if applicable, any Dividend Shares unless and until such Shares are delivered to the Participant.

Section 8.Miscellaneous Provisions.

(a)    Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Delphi Automotive PLC
c/o Delphi Automotive Systems, LLC
5725 Delphi Drive
Troy, MI 48098
Attention: David M. Sherbin
Facsimile: (248) 813-2491

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)    Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)    Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)    Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)    Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)    Participant Undertaking. By accepting this Award, the Participant agrees to execute the Confidentiality and Noninterference Agreement included as Attachment D and to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on the Participant pursuant to the provisions of this Agreement.

(h)    Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.

(i)    Risk Statement. The Participant acknowledges and accepts that the future value of the Shares is unknown and cannot be predicted with certainty and that the value of the Award at the time when the Earned RSU Shares are delivered may be less than the value of the Award on the Grant Date. The Participant understands that if he or she is in any doubt as to whether he or she should accept this Award, the Participant should obtain independent advice.

(j)    Governing Law. The Agreement shall be governed by the laws of the State of New York, without application of the conflicts of law principles thereof.

(k)    No Right to Continued Service. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of such Participant.

(l)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Attachment B

Performance Metrics and Formula Used to Determine
the Number of Earned Performance-Based RSU Shares

Metric 1: Return on Net Assets (“RONA”)

•
Definition: Tax-affected operating income, divided by average net working capital plus average net property, plant and equipment expense, measured each calendar year. Final performance will be based upon the three-year average of calendar year performance for [•].

•	Weight: 50% of the performance-based payout formula

•	RONA Performance Parameters:

	[•] RONA	Payout %
Threshold	[•] %	50%
Target	[•] %	100%
“Bend Point”	[•] %	150%
Maximum	[•] %	200%

-	If the final RONA is below the threshold RONA, no RONA performance will be considered

-	If the final RONA is above the maximum RONA, the maximum RONA performance will be earned (200%)

-
If the final RONA is between the threshold and target levels, between the target and “bend point” levels or between the “bend point” and maximum levels, the percentage of the performance-based payout formula earned will be determined by linear interpolation between the relevant payout percentages identified above, rounded to the nearest whole percentage point

Metric 2: Cumulative Earnings Per Share (“EPS”)

•
Definition: Net income attributable to Delphi divided by the weighted number of diluted shares outstanding. Final performance will be based upon reported cumulative Earnings per Share for the calendar years [•]

•	Weight: 30% of the performance-based payout formula

•	Cumulative EPS Performance Parameters:

	[•] Cumulative EPS	Payout %
Threshold	$ [•]	50%
Target	$ [•]	100%
“Bend Point”	$ [•]	150%
Maximum	$ [•]	200%

•

-	If the final EPS is below the threshold EPS, no EPS performance will be considered

Attachment B

-	If the final EPS is above the maximum EPS, the maximum EPS will be earned (200%)

-
If the final [•] EPS performance is between the threshold and target levels, between the target and “bend point” levels or between the “bend point” and maximum levels, the percentage of the performance-based payout formula earned will be determined by linear interpolation between the relevant payout percentages identified above, rounded to the nearest whole percentage point

Metric 3: Relative Total Shareholder Return (“TSR”)

•
Definition: The stock price appreciation, expressed as a percentage with one decimal point, assuming dividends are reinvested in company stock on the dividend payment date during the Performance Period. To obtain relative TSR, the Company’s TSR is compared against the TSR of the companies listed in Attachment C. For this purpose, the “Beginning Stock Price” shall mean the average closing sales prices of each company’s common stock for all available trading days in the 4th quarter of [•]; and the “Ending Stock Price” shall mean the average closing sales prices of each company’s common stock for all available trading days in the 4th quarter of [•]

•	Weight: 20% of performance-based payout formula

•	TSR Performance Parameters
– The following data points will be interpolated for purposes of measuring final performance and payout (rounded to the nearest whole percentage point):

2013 – 2015 TSR as a percentile of the Russell 3000 Auto Parts Index	Payout %
[•]th percentile	50%
[•]th percentile	100%
[•]th percentile and above	200%

-	If the final TSR is below the [•]th percentile, no TSR performance will be considered

-	If the final TSR is at or above the [•]th percentile, the maximum TSR performance will be earned (200%)

-	Fractional percentiles will be rounded using conventional rounding methods

-
In determining the Company’s percentile rank, the companies listed in Attachment C shall be used. If the common stock of any of these companies is not publicly traded throughout the Performance Period, such company’s results will be excluded from the calculation of the Company’s relative performance.

Total Earned Performance-Based RSU Shares
The total performance payout percentage will be determined by

Attachment B

(1) Multiplying the weight of the performance factor by the calculated payout percentage:
(a) 50% multiplied by the RONA payout percentage,
(b) 30% multiplied by the EPS payout percentage, and
(c) 20% multiplied by the TSR payout percentage;
(2) Adding the three weighted components to derive the final combined payout percentage, rounding to the nearest whole percentage; and
(3) Multiplying the final combined payout percentage by the number of target performance shares.

Attachment C

Companies to be Included in the [•] TSR Metric

American Axle & Manufacturing Holdings, Inc.
BorgWarner Inc.
Dana Holding Corporation
Dorman Products, Inc.
Exide Technologies
Federal-Mogul Corporation
Fuel Systems Solutions, Inc.
Gentex Corporation
Gentherm Incorporated
Genuine Parts Company
Johnson Controls, Inc.
Lear Corporation
LKQ Corporation
Meritor, Inc.
Standard Motor Products, Inc.
Stoneridge, Inc.
Superior Industries International, Inc.
Tenneco Inc.
Tower International, Inc.
TRW Automotive Holdings Corp.
U.S. Auto Parts Network, Inc.
Visteon Corporation
WABCO Holdings Inc.

C-1

Attachment D

CONFIDENTIALITY AND NONINTERFERENCE AGREEMENT

In recognition of the critical role that you play as an executive with Delphi Automotive PLC and/or one of its direct or indirect subsidiaries or affiliates (collectively, “Delphi” or the “Company”), and as consideration for any and all awards to be granted to you under the Delphi Automotive PLC Long Term Incentive Plan (the “Plan”) and/or for other good and valuable consideration, you (“Employee” or “you”) agree to the terms and conditions of this Confidentiality and Noninterference Agreement (this “Agreement”) as follows:
1.Covenants.
(a)    You acknowledge and agree that: (i) as an executive, you have been and will be exposed to some of the most sensitive and confidential information possessed by or relating to Delphi, including strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company products, as well as extensive assessments of the competitive landscape of the industries in which the Company competes; and (ii) this information represents the product of the Company’s substantial investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s executives only on a strictly confidential basis, and is not made accessible to the public or to the Company’s competitors.
(b)    You further acknowledge and agree that: (i) the business in which the Company is engaged is intensely competitive and that your position and employment by Delphi has required, and will continue to require, that you have access to, and knowledge of, valuable and sensitive information relating to Delphi and its business including, but not limited to, information relating to its products and product development, pricing, engineering and design specifications, trade secrets, customers, suppliers, unique and/or proprietary software and source code, and marketing plans (collectively, “Confidential Information”); (ii) the direct or indirect disclosure of such Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company and may constitute misappropriation and/or improper use of trade secrets in violation of applicable laws; (iii) you have been and will be given access to, and have been or will be able to develop relationships with, customers, suppliers and employees of the Company at the time and expense of the Company; and (iv) by your training, experience and expertise, your services to the Company are, and will continue to be, extraordinary, special and unique.
(c)    You acknowledge and agree that you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with Delphi, disclose, furnish, disseminate, make available or use Confidential Information of the Company or its customers or suppliers, without limitation as to when or how you may have acquired such information, other than in the proper performance of your duties to Delphi, unless and until such Confidential Information is or shall become general public knowledge through no fault of yours. You specifically acknowledge that all such information, whether written or oral, or in electronic format, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent

Attachment D

economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during or after your employment with Delphi (except in the course of performing your duties and obligations as an executive) shall constitute a misappropriation of the Company’s trade secrets. In the event that you are required by law to disclose any Confidential Information, you agree to give Delphi prompt advance written notice thereof and to provide Delphi with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.
(d)    You acknowledge and agree that: (i) the Business (as defined below) is intensely competitive and conducted by Delphi throughout the world; and (ii) reasonable limits on your ability to engage in activities that are competitive with Delphi are warranted in order to, among other things, reasonably protect the Confidential Information of Delphi and Delphi’s reputation, customer relationships, goodwill and overall status in the marketplace for which Delphi has invested substantial time and resources. You acknowledge and agree that:
(i)    During your employment and for twelve (12) months after the termination of your employment by you or by Delphi for any reason, you will not directly or indirectly engage in Competition (as defined below) with Delphi; or
(ii)    During your employment and for twenty-four (24) months after the termination of your employment by you or by Delphi for any reason, you will not directly or indirectly:
(1)    Solicit for your benefit or the benefit of any other person or entity, business of the same or of a similar nature to the Business (as defined below) from any customer that is doing business with Delphi, provided that after termination of your employment, this restriction shall not apply to any entity that was not a customer of Delphi during the six (6) month period immediately preceding the termination of your employment;
(2)    Solicit for your benefit or the benefit of any other person or entity from any known potential customer of Delphi, business of the same or of a similar nature to the Business that has been the subject of a known written or oral bid, offer or proposal by Delphi, or of substantial preparation with a view to making such a bid, proposal or offer, provided that after termination of your employment, this restriction shall only apply to a potential customer if the bid, proposal or offer, or substantial preparation for making a bid, proposal or offer occurred during the six (6) month period immediately preceding the termination of your employment; or
(3)    Otherwise interfere with the Business of Delphi, including, but not limited to, with respect to any relationship or agreement between Delphi and any supplier to Delphi during the period of your employment, provided that after termination of your employment, this restriction shall only apply to relationships or

Attachment D

agreements in effect during the six (6) month period immediately preceding the termination of your employment; or
(4)    Solicit for your benefit or the benefit of any other person or entity, the employment or services of, or hire or engage, any individual who was known to be employed or engaged by Delphi during the period of your employment, provided that after the termination of your employment, this restriction shall only apply to individuals who were so employed or engaged during the six (6) month period immediately preceding the termination of your employment, and provided further, that this restriction will not prohibit solicitation or hiring of any individual whose employment was involuntarily terminated by Delphi, provided at the time of such solicitation or hiring you are not engaged in Competition with Delphi and no solicitation of such individual occurred while he or she was employed by Delphi.
2.    Definitions.
(a)    For purposes of this Agreement, “Competition” by you shall mean your engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, shareholder, member, owner or partner of, or permitting your name to be used in connection with the activities of any other business or organization anywhere in the world that competes, directly or indirectly, with Delphi in the Business; provided, however, it shall not be a violation of this Agreement for you to become the registered or beneficial owner of up to five percent (5%) of any class of share of any entity in Competition with Delphi that is publicly traded on a recognized domestic or foreign securities exchange, provided that you do not otherwise participate in the business of such corporation.
(b)    For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules, electronic technology and other products and services which Delphi engages in, or is preparing to become engaged in, at the time of your termination.
3.    Acknowledgements. You acknowledge that the Company would suffer irreparable harm if you fail to comply with Paragraph 1, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees. You further acknowledge that enforcement of the covenants in Paragraph 1 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the business of the Company, the restrictions set forth in Paragraph 1 are reasonable as to geography, duration and scope.
4.    Awards. For purposes of the Plan and any awards thereunder (“Awards”), if you engage in conduct in breach of this Agreement prior to or at any time within the one (1) year period after you receive a payment pursuant to any Award, then such conduct shall be deemed to be a breach of the terms of such Award, justifying cancellation or rescission of any such Award, as applicable.

Attachment D

5.    Injunctive Relief. You agree that the Company would suffer irreparable harm if you were to breach, or threaten to breach, any provision of this Agreement and that the Company would, by reason of such breach or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching this Agreement. This Paragraph 5 shall not, however, diminish the right of the Company to claim and recover money damages in addition to injunctive relief.
6.    Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.
7.    Waiver. The failure of Delphi to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of Delphi to enforce the same. Waiver by Delphi of any breach or default by you (or by any other employee or former employee of Delphi) of any term or provision of this Agreement (or any similar agreement between Delphi and you or any other employee or former employee of Delphi) shall not operate as a waiver of any other breach or default.
8.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Delphi, any successor organization which shall succeed to Delphi by acquisition, merger, consolidation or operation of law, or by acquisition of assets of Delphi and any assigns. You may not assign your obligations under this Agreement.
9.    Disclosure of Existence of Covenants. You agree that while employed by Delphi and for twenty-four (24) months thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent.
10.    Notice to Delphi of Prospective Position. You agree that you will promptly notify the Vice President and General Counsel and the Vice President of Human Resources of Delphi if, at any time during your employment or within twenty-four (24) months following the termination of your employment with Delphi, you accept a position to be employed by, associated with or represent any person, firm, association, partnership, corporation or other entity. You further agree that you will provide Delphi with such information as Delphi may request about your new position to allow Delphi to determine whether such position and duties would likely lead to a violation of this Agreement (except that you need not provide any information that would constitute confidential or trade secret information).
11.    No Oral Modification. This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of Delphi.

Attachment D

12.    Entire Agreement. Although this Agreement sets forth the entire understanding between you and Delphi concerning its subject matter, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation you may have to Delphi under any other agreement, policy, plan or program of Delphi. You and Delphi represent that, in executing this Agreement, the Employee and Delphi have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.
13.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any matter arising out of or in connection with, this Agreement.
I, __________________, have executed this Confidentiality and Noninterference Agreement on the respective date set forth below:

Date:	(Signature)

(Type/Print Name)